Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — May 1, 2019 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of $0.82 per share of common stock payable to shareholders of record as of May 30, 2019. The dividend will be payable June 10, 2019.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.